EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Penn Engineering & Manufacturing Corp. 1998 Stock Option Plan for Non-Employee Directors and related prospectus, of our reports
(a) dated January 27, 1999, with respect to the consolidated financial statements of Penn Engineering & Manufacturing Corp. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission and (b) dated November 24, 1999 with respect to the financial statements of R.C. Dudek Division of R.C. Dudek & Company, Inc. for the year ended September 30, 1999, included in the Current Report on Form 8-K/A of Penn Engineering & Manufacturing Corp., filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
December 15, 1999